[THE STATE OF WYOMING PUBLIC SERVICE COMMISSION Letterhead]

                                October 20, 1997


Mr. Jonathan G. Katz
Secretary
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

          Re:  Securities and Exchange Commission file no. _____
               Request for PUHCA Section 33(a)(2) Certification

Dear Mr. Katz:

          The Wyoming Public Service Commission (Commission) has been informed by KN Energy, Inc. (KNE), a Kansas corporation, that it has advised the Securities and Exchange Commission that it and its affiliates intend to enter into a transaction whereby they will engage in the construction, ownership and operation of a natural gas distribution facility in the city of Hermosillo, State of Sonora, pursuant to a franchise granted by the federal government of Mexico.

          In connection with such activities, KNE has requested that the Commission provide you with the certification contemplated in Section 33(a)(2) of the Public Utility Holding Company Act of 1935 (15 U.S.C. Sections 79, et seq.) which section was added to that Act by Section 715 of the Energy Policy Act of 1992.

          As the state utility regulatory Commission having jurisdiction over the retail gas rates of KNE and its wholly-owned subsidiary, Northern Gas Company (NGC), the Commission hereby certifies that it (i) has the authority and resources to protect the ratepayers of KNE and NGC subject to its jurisdiction, and (ii) intends to exercise such authority.

          This certification is intended to be applicable with respect to the above-described transaction and such other foreign utility company ventures in which KNE or its future or current affiliates may seek to obtain an ownership interest, but is conditioned on and subject to being revised or withdrawn as to any future acquisitions, and provided that KNE does in the future, as it has represented to the Commission that it will, provide the Commission with timely prior notice of any such other foreign utility company ventures.

                                        Yours very truly,



                                        /s/ Stephen G. Oxley
                                        ----------------------------------------
                                        STEPHEN G. OXLEY
                                        Secretary and Chief Counsel


xc:  Office of Public Utility Regulation
     Securities and Exchange Commission
     450 Fifth Street
     Washington, DC  20549

     Assistant General Counsel, KN Energy, Inc.